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                                                                  Exhibit 99.23J


CONSENT OF INDEPENDENT AUDITORS

Seligman Common Stock Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 80 to Registration Statement No.

2-10835 of our report dated February 11, 2000, appearing in the Annual Report to Shareholders for the year ended December 31, 1999, which is incorporated by reference in the Statement of Additional Information, which is included in such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "General Information" in the Statement of Additional Information, which are also included in such Registration Statement.



DELOITTE & TOUCHE LLP
New York, New York
April 24, 2000